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                                                            EXHIBIT 11
                                                           (Unaudited)


                                 C.M. CORP.

      LOSS PER COMMON SHARE FOR THE CONDENSED STATEMENTS OF OPERATIONS

               (Dollars in Thousands, Except Per Share Data)



                                  Three Months Ended        Nine Months Ended
                                      September 30,          September 30,
                              ------------------------    --------------------
                                  1996         1995         1996        1995
                                --------     --------     --------    -------

Net loss ...................     $   (70)     $   (59)     $   (90)   $  (253)
                                 =======      =======      =======    =======

Total common shares ........       1,000        1,000        1,000      1,000
                                 =======      =======      =======    =======

Loss per common share ......     $   (70)     $   (59)     $   (90)   $  (253)
                                 =======      =======      =======    =======